EXHIBIT 1.2
                                 $1,250,000,000

                              THE MONEY STORE INC.

                   The Money Store Asset Backed Certificates,
                                  Series 1996-B

                                PRICING AGREEMENT

                                                          June 21, 1996


Lehman Brothers Inc.,
 as representative of the Underwriters
3 World Financial Plaza
New York, New York 10285-1200

Ladies and Gentlemen:

     Reference is made to the Underwriting Agreement, dated June 21, 1996 (the "Underwriting Agreement"), relating to $1,250,000,000 aggregate principal amount of The Money Store Asset Backed Certificates, Series 1996-B, Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-6, Class A-7, Class A-8, Class A-9, Class A-10, Class A-11, Class A-12, Class A-13, Class A-14, Class A-15 and Class A-16 (collectively, the "Class A Certificates"). Pursuant to the Underwriting Agreement, The Money Store Inc. (the "Company") agrees with Lehman Brothers, as representative of the Underwriters, that the Initial Class Certificate Balance, the Pass-Through Rates, the price to public and the Underwriter's discount shall be as follows:

                            Initial Class            Pass-                                                       Proceeds to
                            Certificate              Through                      Price to    Underwriting       Originators
CLASS                        Balance                 Rate                       Public (1)    Discount           (1)(2)
- -----                       -------------           --------                    ----------    ------------       ------

Class A-1                   $  168,932,000            6.72%                    100.000000%   0.1000%              99.900000%
Class A-2                       84,260,000            6.61%                    100.000000%   0.1000%              99.900000%
Class A-3                       84,673,000            6.82%                    100.000000%   0.1250%              99.875000%
Class A-4                       95,170,000            6.97%                    100.000000%   0.1500%              99.850000%
Class A-5                      157,038,000            7.18%                     99.984375%   0.2000%              99.784375%
Class A-6                       65,967,000            7.38%                     99.984375%   0.2250%              99.759375%
Class A-7                       98,867,000            7.55%                     99.984375%   0.3000%              99.684375%
Class A-8                      107,254,000            7.91%                     99.953125%   0.4250%              99.528125%
Class A-9                       67,839,000            8.14%                     99.984375%   0.5500%              99.434375%
Class A-10                     125,000,000             (3)                     100.000000%   0.2250%              99.775000%
Class A-11                      75,000,000             (4)                     100.000000%   0.2250%              99.775000%
Class A-12                      18,958,000            6.54%                    100.000000%   0.1000%              99.900000%
Class A-13                      46,341,000            6.90%                     99.984375%   0.1825%              99.801875%
Class A-14                      14,337,000            7.35%                     99.953125%   0.3000%              99.653125%
Class A-15                      20,364,000            7.90%                     99.968750%   0.4000%              99.568750%
Class A-16                      20,000,000            8.01%                    100.000000%   0.2250%              99.775000%
                              --------------                                   -----------   -------              ----------
Total                       $1,250,000,000


         (1) Plus accrued interest from June 1, 1996 to, but not including, the Closing Time (other than the Class A-10 Certificates, which shall accrue interest from June 15, 1996, and the Class A-11 Certificates, which shall accrue interest from the Closing Time).

         (2)      Before deducting expenses payable by the Company.

         (3) The Pass-Through Rate for the Class A-10 Certificates will equal LIBOR plus 0.32% (or 0.64% for Remittance Dates occurring after the Optional Servicer Termination Date), subject to the Net Funds Cap, but in no event exceed 14.50% per annum. For the first Remittance Date, the Pass-Through Rate for the Class A-10 Certificates shall be 5.78%.

         (4) The Pass-Through Rate for the Class A-11 Certificates will be determined pursuant to the Auction Procedures described in Annex I to the Prospectus Supplement, subject to the Net Funds Cap, but in no event exceeding 14.50% per annum. For the first Remittance Date, the Pass-Through Rate for the Class A-11 Certificates shall be 5.46%.


     The Class A Certificates will be offered by the Underwriters to the public subject to the concessions and discounts set forth in the Prospectus.

                  If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement between the Underwriter and the Company in accordance with its terms.

                                          Very truly yours,

                                          THE MONEY STORE INC.


                                          By: /s/ Morton Dear
                                              -------------------------------
                                              Name:  Morton Dear
                                              Title: Executive Vice President

CONFIRMED AND ACCEPTED, as of
the date first above written:

LEHMAN BROTHERS INC.

By: /s/ Martin P. Harding
    -----------------------------
    Name:   Martin P. Harding
    Title:  Senior Vice President

Acting on behalf of itself
and as the representative
of the Underwriters.